Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund of
Colorado (the "Fund") was held on May 17, 2012. The holders of shares representing 89% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders
(the resulting votes are presented below).

1.  To elect Trustees.

Dollar Amount of Votes:

Trustee			For			Withheld
Tucker Hart Adams		$261,767,398		$3,373,956
Ernest Calderon		$260,340,647		$4,800,707
Thomas A. Christopher	$260,461,125		$4,680,229
Gary C. Cornia		$261,808,788		$3,332,565
Grady Gammage, Jr.	$253,810,813	     $11,330,541
Diana P. Herrmann		$260,088,998		$5,052,356
Lyle W. Hillyard		$261,931,730		$3,209,624
John C. Lucking		$261,931,730		$3,209,624
Anne J. Mills		$261,470,680		$3,670,674


2. To ratify the selection of Tait Weller & Baker, LLP as the Fund's independent registered public accounting firm.

Dollar Amount of Votes:

For			Against		Abstain

$261,414,193	$1,065,773		$2,661,389